TECHNE CORPORATION
      Description of Amended Executive Officer's Incentive Bonus Plan

The Techne Corporation Executive Officer's Incentive Bonus Plan, as amended (the "Plan"), is designed to reward executive officers of Techne Corporation (the "Company") in relation to the Company's financial performance and each executive officer's achievement of his or her individual goals.

Each executive officer may earn a cash bonus of up to 40% of his or her base salary for the fiscal year. The Plan provides that 70% of the cash bonus is determined by the Company's revenue and earnings increases during the prior fiscal year adjusted, where applicable, for the performance of the executive officer's segment of the Company. The remaining 30% is determined by the executive officer's achievement of his or her individual goals, which are set by the executive officer in consultation with the Executive Compensation Committee. Whether an executive officer besides the President has achieved his or her goals is determined by the Executive Compensation Committee, which may take into account the President's recommendations on the achievement percentages for such executive officers. Whether the President has achieved his goals is determined by the Executive Compensation Committee in its sole discretion.

The Company's executive officers also earn stock options equal to the amount of their respective cash bonus. The number of options an executive officer receives is calculated by dividing the amount of the executive officer's cash bonus by the fair value of the options on the date of grant, calculated in accordance with FASB Accounting Standards Codification Topic 718. The options granted are immediately exercisable, have a seven-year term and have an exercise price equal to the closing sale price of the Company's common stock as of the date of grant.

In addition, executive officers are eligible for block grants of stock options when they renew their employment agreements. The number of shares granted are determined by the Executive Compensation Committee, with a minimum of 5,000 shares per year of the employment agreement's term. The options vest annually in equal amounts over the life of the employment agreement.